Exhibit 10.13

EXECUTION COPY
SPECIAL MINING LEASE NO. 165
ST. ANN BAUXITE LIMITED

THE MINING REGULATIONS, 1947
SPECIAL MINING LEASE NO. 165
     This SPECIAL MINING LEASE is granted to St. Ann Bauxite Limited of 21 East Street, Kingston (hereinafter called the “Lessee”) for the purposes of mining bauxite, in, under or upon approximately one hundred seventy-seven point three three (177.33) square kilometres (17,733 hectares) of land in the Parish of St. Ann as the same is delineated in red on the plan annexed hereto as Exhibit A1 and in, under or upon such other lands as may be included in this Special Mining Lease pursuant to the under noted Special Conditions for a term of twenty-six (26) years commencing on the first day of October, 2004, subject to the provisions of the Mining Act now in force and of the Regulations made thereunder now in force save as hereinafter negatived, varied or modified, as well as to any Regulations which may come into force during the continuance of this Special Mining Lease and relating to the safe working of the mines or to the health or welfare of the persons employed therein and subject also to the under noted Special Conditions.
SPECIAL CONDITIONS
     1. It is hereby agreed and declared that it is the intention of this Special Mining Lease that the lands which are from time to time the subject matter of this Special Mining Lease shall contain the estimated tonnage of mineable bauxite necessary to meet the bauxite requirements from time to time of the Lessee at the present production capacity of 4,500,000 dry metric tons per annum for twenty-six (26) years (hereinafter called the “Bauxite Reserves”).
     2. The Lessee and the Commissioner of Mines (which for purposes of this Special Mining Lease shall include his duly authorised agent) shall, at intervals of five (5) years from the date of the commencement of this Special Mining Lease, review the estimates of the amount of reserves of mineable bauxite contained in the lands included in this Special Mining Lease and shall at the same time review the estimates of the amount of bauxite needed to meet the above requirements of the Lessee for the balance of the period of this Special Mining Lease. The purpose of the said reviews shall be to determine whether the amount of mineable bauxite reserves estimated to be remaining in the lands which at the time of the said reviews are included in this Special Mining Lease are more or less than the amount needed to meet the said bauxite requirements of the Lessee for the balance of the period of this Special Mining Lease.
     In the event that the said reviews result in a determination by the Commissioner of Mines and the Lessee that more mineable bauxite reserves are contained in the said lands as aforesaid than are needed to meet the said requirements, then the Lessee will surrender and the Minister will accept the surrender of such portions of the said lands as contain an amount of bauxite estimated to be approximately equivalent to the difference between the amount of mineable bauxite reserves estimated to be remaining in the lands which at the time of the said reviews are included in this Special Mining Lease immediately prior to such surrender and such reserves which are needed to meet the said requirements of the Lessee for the balance of the period of this Special Mining Lease. Subject to any Mining Plan submitted by the Lessee pursuant to clause 4 of these Special Conditions, the lands first to be surrendered shall be from the lands contained in Section No. 11 on the Plan annexed hereto and thereafter in inverse progression.
     In the event that the said reviews result in a determination by the Commissioner of Mines and the Lessee that less mineable bauxite reserves are contained in the said lands as aforesaid than are needed to meet the said requirements, then the Minister will grant the Lessee a new Special Mining Lease on the same terms and conditions as, and to expire on the expiration date of, this Special Mining Lease, for the purpose of mining bauxite in, under or upon such additional lands as contain an amount of bauxite estimated to be approximately equivalent to the difference between the amount of mineable bauxite reserves which are needed to meet the said requirements of the Lessee for the balance of the period of this Special Mining Lease and the amount of such reserves which are estimated to be remaining in the lands which at the time of the said reviews are included in this Special Mining Lease immediately prior to the grant of the new Special Mining Lease. Subject to any Mining Plan submitted by the Lessee pursuant to clause 4 of the Special Conditions and to Section 3.01(c) of the Establishment Agreement dated the date of this Special Mining Lease, between the Government of Jamaica and St. Ann Bauxite Limited (hereinafter called the “Establishment Agreement”, the additional lands first to be included in any new Special Mining Lease shall be —
          (a) the lands surrendered by the Lessee after any previous five year review, if available, in inverse order of surrender; and thereafter
          (b) lands contained in Section 12 of the plan annexed hereto as Exhibit A2; and thereafter
          (c) lands contained in Section 13 of the plan annexed hereto as Exhibit A2; and thereafter
          (d) lands reasonably contiguous and accessible to the lands contained in this Special Mining Lease.
     3. The Lessee will appoint ST. ANN JAMAICA BAUXITE PARTNERS, a Partnership formed under the Laws of Jamaica and having as Partners the Lessee and Jamaica Bauxite Mining Limited of 36 Trafalgar Road, Kingston 10, a company wholly owned by the Government of Jamaica, as its agent for the purposes of Section 36(3) of the Mining Act to mine the bauxite under this Special Mining Lease on its behalf and to carry out and perform certain mining operations to be agreed from time to time between the Lessee and the said Partnership. Such appointment and such agent shall be irrevocably deemed to be accepted and permitted for the purposes of Section 36(3) of the Mining Act.
     4. Within thirty (30) days of the date hereof, the Lessee shall submit to the Commissioner of Mines for review and approval a Mining Plan in respect of areas contained within this Special Mining Lease on which the Lessee plans to conduct its mining operations during the five-year period commencing on the date of this Special Mining Lease. On each anniversary date of this Special Mining Lease the Lessee shall submit to the Commissioner of Mines an updated mining plan for its mining operations covering for the five years next succeeding the date of submission. In each Mining Plan the Lessee shall designate on maps and by description mining and support areas needed during such period and shall include the location of passageways, ore bodies within statutory limits of private structures, other facilities required in connection with the Lessee’s mining operations and plans for restoration. The Lessee shall promptly advise the Commissioner of Mines of any material changes in its Mining Plan.
     In addition to the foregoing, the Lessee shall on each five-year anniversary of the date of this Special Mining Lease submit to the Commissioner of Mines a general forecast of the lands which may be required by the Lessee for its mining operations during the succeeding twenty-year period.
     5. The Lessee shall maintain detailed records of all prospecting carried out within the Special Mining Lease area and together with each report submitted under Regulation 37(1)(ii) of the Mining Regulations, 1947 shall furnish the Commissioner of Mines with the following in the format specified from time to time:
          (a) drilling assay data resulting from prospecting and development drilling;

          (b) maps showing the location and depth of holes drilled and sample intervals; and
          (c) representative samples of all such drill cores taken from ore bodies which have not yet been mined out.
     6. Notwithstanding the provisions of Section 41 of the Mining Act or of any Regulations made thereunder and of clause 2 hereof, the Lessee may at any time and without the payment of any fee surrender this Special Mining Lease either in whole or in part in respect of —
          (a) any lands which have been mined out and restored in accordance with the Mining Regulations or for purposes approved by the Commissioner of Mines; or
          (b) any lands which the Government has advised the Lessee that it will not make available to the Lessee or has failed to make available to the Lessee pursuant to the terms of the Establishment Agreement and any lands which the Government elects in the national interest of Jamaica to develop subject to the provisions of clause 3.02(a) of the Establishment Agreement;
          (c) any lands with respect to which the Lessee notifies the Government that no mining operations have been or are intended to be carried out; by giving six (6) months’ notice in writing (or such period as the Minister may require) to the Commissioner of Mines and upon the expiration of such notice this Special Mining Lease shall forthwith cease to apply to such part or parts thereof to which the surrender relates without any consent being required.
     7. Insofar as the same may be necessary or desirable for or in connection with any mining or mining operations under this Special Mining Lease, the Lessee and on its behalf its servants, agents and contractors shall be entitled on any or all of the lands included in this Special Mining Lease to the following rights:
          (a) to enter in, upon, under, over and through such lands to prospect or mine exclusively on such lands and to remove and dispose of bauxite on payment of the prescribed royalty;
          (b) to make all necessary excavations thereon and to stack or dump thereon —
     (i) any of the products of mining, and
     (ii) solid tailings having regard to Regulation 53(1)(c) of the Mining Regulations;
          (c) to erect, construct and maintain houses and buildings for the Lessee’s use and for the use of the Lessee’s agents, servants and contractors;
          (d) to erect, construct and maintain such engines, machinery, buildings, workshops and other erections as may be necessary or convenient;
          (e) to lay water pipes and to make water courses, ponds, dams and reservoirs and to divert any public water on or flowing entirely through such lands, provided that any public water diverted shall be returned to its natural channel before leaving such land and that any rights existing at the time of the grant of this Special Mining Lease to use any public water shall not be disturbed;
          (f) to apply for a water right;
          (g) to construct and maintain all such passageways, roads and railways as may be necessary; and
          (h) to cut, take and use any tree, subject to the directions of the Conservator of Forests whose directions shall be obtained before the exercise of any right under this clause.

     8. The Lessee, and on its behalf its servants, agents and contractors shall be entitled at any time or times during the term of this Special Mining Lease or within three (3) months after the termination of this Special Mining Lease or within such further time as the Commissioner of Mines may allow, to remove such plant, machinery, structures, engines, tools, buildings, erections, installations, railroad lines and equipment and other transport facilities and equipment which may be located on any land contained in any of the sections delineated in the plan annexed or which are in, on or over any passageway used in connection therewith and which belong to them or any of them or which have been erected or constructed by them for purposes of the Lessee’s mining operations.
     9. As long as this Special Mining Lease remains in force, the Lessee, its contractors, servants and agents shall, subject to the provisions of the Mining Act and Regulations made thereunder and clause 5 hereof, be entitled with or without workmen, vehicles, equipment or machines to free access and entry to any or all of the lands contained in this Special Mining Lease and shall be at liberty to survey the whole or any part thereof, to sink shafts and drill holes thereon, to prospect thereon and to take and remove all such samples of ore and/or soil as the Lessee may deem necessary to test the mineral bearing qualities of such lands. In the event that Lessee drills holes or shafts in excess of ten (10) centimetres in diameter, it shall fill or otherwise protect such holes or shafts upon completion.
     10. The Lessee and the Commissioner of Mines may mutually agree to an extension of time for the filing of any returns or reports required under the Special Mining Lease or by any of the Mining Regulations.

     11. The Minister covenants not to grant to any other person, firm or company the right either on its own account or on behalf of any person other than the Lessee to mine or work any bauxite within lands so long as such lands are contained in this Special Mining Lease.
     12. Failure of the Lessee to fulfill any of the terms and conditions of this Special Mining Lease shall not give the Government of Jamaica any claim against the Lessee or be deemed a breach of the Special Mining Lease insofar as such failure arises from force majeure as defined in clause 14.01 of the Establishment Agreement, and if through force majeure the fulfillment by the Lessee of any of the terms and conditions of the Special Mining Lease is delayed, the period of such delay shall be added to the periods fixed by this Special Mining Lease.
DATED the thirtieth day of September 2004.

Minister of Land and Environment

EXHIBIT A1
SPECIAL MINING LEASE No. 165
DELINEATION OF THE AREA
The area covered by this lease No. 165, situated in the parish of St. Ann, comprises approximately 177.33km2 (17,733 hectares) and is delineated as follows:
LOCATION BEACON:
The Location Beacon consists of a two inch (2”) metal pipe and is situated on the southern side of the Main Road leading from Gibraltar to Browns Town at the intersection of false coordinates, 210824m East, 191576m North on Sheet 3 of the Topographical Map of Jamaica (Series 1, 1:50,000 metric edition). This is the starting point.
Thence, East-southeasterly for approximately 608m to the intersection of false coordinates 211423m East, 191473m North.
Thence, South-southwesterly for approximately 285m to the intersection of false coordinates 211301m East, 191216m North.
Thence, Southeasterly for approximately 620m to a point on the Eastern side of the Main Road from Alexandria to Browns Town at the intersection of false coordinates 211705m East, 190745m North.
Thence, generally Northerly along the said Main Road from Alexandria to Browns Town for approximately 1143m to the intersection of false coordinates 211840m East, 191567m North.
Thence, Easterly for approximately 919m to the intersection of false coordinates 211756m East, 191492m North, where it meets upon the Parochial Road from Bluefield to Browns Town.
Thence, along that road for approximately 868m to the intersection of false coordinates 212830m East, 192012m North.
Thence, Southeasterly for approximately 971m to the intersection of false coordinates 213722m East, 191629m North.
Thence, Northeasterly for approximately 252m to a point on the Northern side of the Parochial Road from Browns Town to Lower Buxton at the intersection of false coordinates 213939m East, 191758m North.
Thence, Southeasterly for approximately 7052m to the intersection of false coordinates 220228m East, 188567m North in an area called, Dry Market.
Thence, South-southwesterly for approximately 2175m to the intersection of false coordinates 219987m East, 186405m North.
Thence, Southwesterly for approximately 1424m to the intersection of false coordinates 219483m East, 185073m North.

Thence, South-southeasterly for approximately 887m to the intersection of false coordinates 219613m East, 184196m North.
Thence, East-southeasterly for approximately 764m to the intersection of false coordinates 220369m East, 184086m North.
Thence, South-southwesterly for approximately 2746m to the intersection of false coordinates 220061m East, 181357m North.
Thence, Westerly for approximately 530m to the intersection of false coordinates 219531m East, 181361m North.
Thence, Northerly for approximately 287m to the intersection of false coordinates 219521m East, 181648m North.
Thence, Westerly for approximately 834m at a point on the Main Road from Stephney to Ballintoy at the intersection of false coordinates 218687m East, 181674m North.
Thence, Southwesterly for approximately 1832m to a point on the Western side of the Parochial Road from Calderwood to Murray Mountain at the intersection of false coordinates 217825m East, 180058m North.
Thence, Southerly for approximately 830m to the intersection of false coordinates 217856m East, 179229m North.
Thence, West-southwesterly for approximately 4435m to the intersection of false coordinates 213449m East, 178726m North.
Thence, Southwesterly for approximately 2107m to the intersection of false coordinates 211779m East, 177443m North which is in the town of Aboukir.
Thence, Westward for approximately 2368m to the intersection of false coordinates 209411m East, 177443m North in an area known as Arbuthnot.
Thence, Northwesterly for approximately 4689m to the intersection of false coordinates 205721m East, 180337m North.
Thence, Northerly for approximately 1427m to the intersection of false coordinates 205684m East, 181763m North.
Thence, Westerly for approximately 301m to the intersection of false coordinates 205386m East, 181806m North.
Thence, Northerly for approximately 541m to the intersection of false coordinates 205380m East, 182347m North.
Thence, Westerly for approximately 1099m to the intersection of false coordinates 204281m East, 182368m North in an area known as Mahogany Hill.

Thence, Northerly for approximately 310m to the intersection of false coordinates 204284m East, 182678m North.
Thence, Northwesterly for approximately 195m to the intersection of false coordinates 204143m East, 182812m North.
Thence, Northerly for approximately 212m to the intersection of false coordinates 204135m East, 183024m North.
Thence, Northwesterly for approximately 73m to the intersection of false coordinates 204069m East, 183058m North.
Thence, North-northeasterly for approximately 1269m to a point on the Eastern side of the Main Road from Watt Town to Gibraltar in an area known as Caledonia at the intersection of false coordinates 204319m East, 184302m North.
Thence, generally North, Northwesterly and Northeasterly along the Eastern side of the said Main Road from Watt Town to Gibraltar for approximately 3967m to a point in the town of Gibraltar at the intersection of false coordinates 204429m East, 187713m North.
Thence, Eastward for approximately 1366m to the intersection of false coordinates 205795m East, 187712m North.
Thence, Northeasterly for approximately 191m to the intersection of false coordinates 205891m East, 187877m North.
Thence, Northwesterly for approximately 265m to the intersection of false coordinates 205648m East, 187984m North.
Thence, Northerly for approximately 308m to the intersection of false coordinates 205672m East, 188292m North.
Thence, Northwesterly for approximately 202m to the intersection of false coordinates 205574m East, 188468m North.
Thence, Northerly for approximately 168m to the intersection of false coordinates 205569m East, 188636m North.
Thence, Northeasterly for approximately 227m to a point on the Southern side of the Main Road from Endeavour to Browns Town at the intersection of false coordinates 205676m East, 188836m North.
Thence Easterly, Southeasterly and Northeasterly along the Southern edge of the said Main Road for approximately 687m to the intersection of false coordinates 206268m East, 188967m North.
Thence, Northerly for approximately 85m to the intersection of false coordinates 206279m East, 189051m North.

Thence, Westerly for approximately 67m to the intersection of false coordinates 206220m East, 189082m North.
Thence, Northwesterly for approximately 296m to the intersection of false coordinates 206112m East, 189358m North.
Thence, West-northwesterly for approximately 342m to the intersection of false coordinates 205791m East, 189478m North.
Thence, North-northwesterly for approximately 144m to the intersection of false coordinates 205749m East, 189616m North.
Thence, Northeasterly for approximately 559m to the intersection of false coordinates 206211m East, 189931m North.
Thence, Southeasterly for approximately 138m to the intersection of false coordinates 206312m East, 189837m North.
Thence, Northeasterly for approximately 774m to the intersection of false coordinates 206984m East, 190221m North.
Thence, Southeasterly for approximately 536m to the intersection of false coordinates 207243m East, 189752m North.
Thence, North-northwesterly for approximately 943m to the intersection of false coordinates 207078m East, 190681m North.
Thence, North-northeasterly for approximately 391m to the intersection of false coordinates 207224m East, 191043m North.
Thence, East-northeasterly for approximately 1343m to the intersection of false coordinates 208552m East, 191248m North.
Thence, Northeasterly for approximately 912m to the intersection of false coordinates 209377m East, 191637m North.
Thence, East-southeasterly for approximately 1087m to a point on the Main Road from Tobolski to Browns Town at the intersection of false coordinates 210448m East, 191447m North.
Thence, Northeasterly, generally following the alignment of the said Main Road leading from Gibraltar to Browns Town for approximately 340m back to the starting point (the Location Beacon) which is situated on the southern side of the said Main Road at the intersection of false coordinates 210824m East, 191576m North.